Exhibit 10.1

Agreement

This agreement made and entered into this June 22, 2016, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Brian Dillon, hereinafter referred to as the “Consultant”.

The Employer is engaged in the business of Pharmaceutical and healthcare promotion to physicians and consumers through their electronic platforms and other means and desires Brian Dillon to serve as the Senior Vice-President Product & Strategy for the company.

Base Compensation. Your annual consulting fee is $185,000 at the rate of $7,708.33 per semi-monthly pay period, representing payment for all hours worked (“Base Compensation”). Your Base Compensation is payable in accordance with the Company’s regular practices. Your pay for the first pay period of your consulting will be prorated based on the number of days you work in that pay period.

Bonus. In addition to your Base Compensation, you will be eligible to participate in the Company’s executive bonus plan, subject to its terms and conditions, with the potential to earn a bonus of 30 % of your Base Compensation. Brian has the option to take the bonus in equity or to have a split 50/50 arrangement with 50% in cash and 50 % in equity. The option as to which is at the discretion of Brian Dillon.

Job Responsibilities. As Sr. Vice President of Product and Strategy reporting to the CEO, you are an essential member and part of our corporate management. You shall use your best efforts and devote your full time and attention to the business of the Company on a full time basis and shall at all times faithfully and industriously and to the best of your ability, experience and talent, perform all of the duties that may be required of you pursuant to the terms hereof. During the term hereof you shall not engage in any other employment or consulting activities without the express written consent of the Company other than civic, charitable and/or religious activities, directing your own passive investments and/or serving on boards of directors of other entities so long as such activities do not interfere or conflict with your duties hereunder as reasonably determined by the Company.

Equity. We will recommend to the Board of Directors that the Company grant you an option to purchase up to one hundred thousand (100,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value of such shares on the date of the grant (“New Hire Share Options”). The New Hire Share Options will be granted to you pursuant to the terms of the 2013 Incentive Plan, a Stock Option Grant Notice and Stock Option Agreement, and such documents will contain applicable vesting terms and otherwise govern the terms and conditions of the equity grant.

In addition to the New Hire Share Options, we will also recommend to the Board of Directors that the Company grant you an additional option to purchase up to three-hundred thousand (300,000) shares of the Company’s Common Stock at an exercise price equal to the fair market value of such shares on the date of the grant (“New Business Share Options”) should the Company determine in its sole discretion that you have been responsible for achieving two million dollars ($2M) in new business from additional products or product extensions. The New Business Share Options, if granted, will be granted to you pursuant to the terms of the 2013 Incentive Plan, a Stock Option Grant Notice and Stock Option Agreement, and such documents will contain applicable vesting terms and otherwise govern the terms and conditions of the equity grant.

Expense Reimbursement. We will reimburse you for all approved business travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Agreement. Please note that you are not being offered employment, nor consulting for a definite period of time, and that either you or the Company may terminate your consulting agreement at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will consulting relationship. You also have the right to terminate your consulting with the company at any time for any reason on thirty days’ prior written notice.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your agreement with the Company, you will be required to execute and return to the Company the enclosed Business Protection Agreement on or before your first day of consulting.

Conflicts of Interest and Gifts. You will promptly disclose all current and potential interests, direct or indirect, in any entity dealing with the Company which may affect actions and decisions made by you as a representative of the Company, and fully disclose any gift which raises any reasonable possibility of conflict of interest.

Compliance. You will comply with all applicable laws and Company policies in performing your duties hereunder including federal and state securities laws.

Severance Pay. If the Consultant’s agreement is terminated at any time, after the completion of six months of service,  by the Company without cause, which termination shall be effective immediately upon the date of delivery of written notice to Consultant (or at such later date as otherwise specified in such notice), the Company shall continue to pay to the Consultant, as severance pay, the monthly portion of the Consultant’s annual base rate for a period of six (6) months following such termination, subject to the Consultant’s compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as set forth in your option agreements, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your consulting or attributable to the period after termination.

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Required Documentation. Your consulting for the Company is also subject to you providing the Company with proof of your legal right to work in the United States by providing the Company with acceptable documentation.

Certifications. As a condition of your consulting, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your consulting, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your consulting agreement and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

Accepted by Employer:	Accepted by Employee:

/s/ William J. Febbo	/s/ Brian Dillon
William J. Febbo (Date)	Brian Dillon (Date)

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